LANCER CORPORATION
                         235 West Turbo
                    San Antonio, Texas  78216







April 22, 1996


Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company") to be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Thursday, May 23, 1996 at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes: electing seven directors of the Company; approving the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; approving the Company's 1996 Stock Incentive Plan (the "1996 Plan"); and transacting such other matters as may properly come before the Meeting or any adjournments thereof.

Directors   and  officers  of  the  Company,   as   well   as   a
representative of the Company's independent auditors, will be present at the annual meeting to respond to any questions that our shareholders may have.

The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to please sign, date and return the enclosed Proxy promptly. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

Sincerely,

/s/ George F. Schroeder

George F. Schroeder
President
                       LANCER CORPORATION
                          235 W. Turbo
                    San Antonio, Texas  78216

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held on May 23, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company" or "Lancer") will be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Thursday, May 23, 1996 at 9:30 a.m., local time. A form of Proxy and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

    1. The election of a Board of Directors consisting of seven directors for the ensuing year;

   2. The approval of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year;

    3.  The  approval of the Company's 1996 Stock Incentive  Plan
(the       "1996       Plan")      which      would       reserve
150,000 shares of Common Stock for issuance upon exercise of options to be granted under the 1996 Plan; and

    4. Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on April 8, 1996 has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's Corporate Headquarters, 235 West Turbo, San Antonio, Texas 78216.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY.

By Order of the Board of Directors


/s/ John P. Herbots

John P. Herbots
Secretary

San Antonio, Texas
April 22, 1996
                         LANCER CORPORATION
                            235 W. Turbo
                      San Antonio, Texas  78216


                           PROXY STATEMENT
                                 For
                   ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held May 23, 1996


THE PROXY

This Proxy Statement is being furnished to shareholders of Lancer Corporation (the "Company" or "Lancer") in connection with the solicitation of Proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Thursday, May 23, 1996, at 9:30 a.m., local time, or at such other time and place to which the Meeting may be adjourned. The enclosed Proxy is solicited by the Board of Directors of the Company. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

The Proxy may be revoked at any time by providing written notice of such revocation to Bank of New York, Securities Transfer Services, 1301 Fannin, Suite 2215, Houston, Texas 77002, Attention: Proxy Department. This notice must be received prior to 5:00 p.m., local time on May 8, 1996. If notice of revocation is not actually received by the Proxy Department by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person.

The address of the principal executive offices of the Company is 235
W. Turbo, San Antonio, Texas 78216. This Proxy Statement and enclosed Proxy are first being mailed to shareholders on or about April 23, 1996.

RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to vote at the Meeting is the close of business on April 8, 1996 (the "Record Date"), at which time the Company had issued and outstanding
3,874,033 shares of Common Stock, par value $.01 per share (the "Common Stock"), which class of stock constitutes the only outstanding securities of the Company entitled to vote at the Meeting.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting. The approval of all proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by Proxy at the Meeting. Neither the Company's Articles of Incorporation nor Bylaws provide for cumulative voting.

ACTIONS TO BE TAKEN AT THE MEETING

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted FOR (i) the election of the seven persons named under "Election of Directors" of the Company; (ii) the proposal to approve KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; (iii) the proposal to approve the Company's 1996 Stock Incentive Plan (the "1996 Plan"); and (iv) at the discretion of the proxy holders, any other matter that may properly come before the Meeting or any adjournment thereof.



PROPOSAL I - ELECTION OF DIRECTORS

There are seven directors to be elected. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election unless otherwise instructed. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. To be elected, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy, at the Meeting. Each nominee elected will serve as director for the ensuing year and until his or her successor shall have been duly qualified and elected.

The nominees are as follows:
Name                       Age            Position
- ----------------------    ----            ---------------------------
Alfred A. Schroeder (1)    59             Chairman of the Board
George F. Schroeder (1)    56             President, Chief Executive
                                          Officer and Director
John P. Herbots            48             Vice President Finance &
                                          Administration and Director
Walter J. Biegler(2)(3)    54             Director
Jean M. Braley (3)         66             Director
Robert A. Shuey,III(2)(3)  42             Director
Michael E. Smith (2)(3)    55             Director

(1) Alfred A. Schroeder and George F. Schroeder are brothers. No other nominee is related by blood, marriage or adoption to another nominee or to any executive officer of the Company or its subsidiaries.

(2)  Member of the Compensation and Stock Option Committees.

(3)  Member of the Audit Committee.

Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. George F. Schroeder is a co-founder of the Company and has served as its Chief Executive Officer, President and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. John P. Herbots joined the Company as Vice President of Finance and Administration in February 1995. On August 7, 1995, Mr. Herbots was appointed Chief Financial Officer, Treasurer and Secretary. Prior to joining Lancer, Mr. Herbots was Executive Vice President of MK Rail Corporation and from 1990 until 1992, served as Vice President and Chief Financial Officer for Morrison Knudsen Corporation's Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation for one year, of Lancer Corporation for one year and of Fairchild Aircraft Corporation for four years. Mr. Herbots was elected to the Board of Directors in May 1995.

Mr. Walter J. Biegler has served as a director of the Company since 1985. He has held the position of Chief Financial Officer of Periodical Management Group, Inc., a San Antonio, Texas concern which distributes periodicals, books and specialty items in the Southwestern and Central portions of the United States, Mexico and the Virgin Islands, since November 1991. Prior to November 1991, he served as the Chief Financial Officer and Senior Vice President-Finance of La Quinta Motor Inns, Inc. of San Antonio, Texas, a national hotel chain.

Ms. Jean M. Braley has served as a director of the Company since 1976. She served as Secretary of the Company from 1982 to 1985. Ms. Braley is currently and has been involved for the last ten years in personal investments as her principal occupation. She is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Robert A. Shuey, III has served as a director of the Company since 1985. Mr. Shuey is a principal shareholder and Vice President of La Jolla Securities Corporation, an investment banking firm, was employed by Dillon-Gage Securities, Inc., from 1994 to 1995, and prior to that held the position of Senior Vice President, Corporate Finance, of Dickinson & Company, a brokerage firm, during 1993. From 1987 to 1993, Mr. Shuey was a Managing Partner of Empennage Partners, Inc., a merchant banking concern.

Mr. Michael E. Smith has served as a director of the Company since 1985. Mr. Smith is presently a principal shareholder and Vice President of Bailey-Gosling Associates, Inc., an insurance brokerage firm. He has been employed by the same firm since 1968. Mr. Smith has been the Company's insurance broker since 1981. See "Compensation and Certain Transactions."

Board of Directors and Committees

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a periodic basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors met four times and acted by unanimous written consent seven times during the 1995 fiscal year. During such period, each member of the Board participated in at least 75% of all Board and applicable Committee meetings.

The Board of Directors has established audit, compensation and stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The Audit Committee is responsible for the review of the audited financial results and coordination of the annual audit. The Compensation Committee is responsible for officer compensation. The Stock Option Committee is responsible for administering the Company's stock option plans. The Compensation Committee met once and the Stock Option Committee met twice during the 1995 fiscal year to consider officer compensation. The Audit committee met once during the 1995 fiscal year.

PROPOSAL II - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm KPMG Peat Marwick LLP as independent auditors to make an examination of the accounts of the Company for the fiscal year 1996 and has directed that the appointment be submitted to the shareholders for their approval at the annual meeting. KPMG Peat Marwick LLP has audited the Company's financial statements for a period exceeding 16 years. It is expected that a representative of the firm will be present at the meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions by shareholders. If the shareholders do not approve this appointment, the Board of Directors will consider the selection of other auditors.

During the fiscal year ended December 31, 1995, KPMG Peat Marwick LLP provided audit services to the Company consisting of the audit of the consolidated financial statement of the Company, services related to filings with the Securities and Exchange Commission, and tax preparation and consultation services.

PROPOSAL III - 1996 STOCK INCENTIVE PLAN

Proposal Submitted For Approval

The Board of Directors of the Company has approved and adopted the Company's 1996 Stock Incentive Plan (the "1996 Plan") effective as of March 1, 1996 which provides for 150,000 shares of Common Stock (subject to certain adjustments) to be reserved for issuance upon exercise of options granted under the 1996 Plan. The Board of Directors is submitting the 1996 Plan for shareholder approval.

If the 1996 Plan is not approved by the shareholders, the Company will maintain the existing 1987 and 1992 Plans without giving effect to this proposal.

The following summary of the provisions of the 1996 Plan is qualified in its entirety by reference to the 1996 Plan. A copy of the 1996 Plan is attached as Exhibit "A" to this Proxy Statement.

Description of the 1996 Plan

The 1996 Plan provides for the granting of "incentive" stock options (as defined in Section 422A of the Internal Revenue Code of 1954, as amended) ("ISOs") and options which do not qualify as ISOs ("non-qualified stock options", or "NQSOs"), and is intended to promote the long-term interests of the Company and its shareholders by providing officers and other key employees of the Company and its Affiliates and other key individuals (including non-employees) with an additional incentive to promote the financial success of the Company and its Affiliates. Options will be granted on such terms and prices as determined by the Stock Option Committee of the Board of Directors in its sole discretion; provided, however, that the per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option shall be exercisable after the expiration of 10 years from the date of grant. A committee composed of three members of the Board of Directors, none of whom is eligible to receive options under the 1996 Plan, will administer and interpret the 1996 Plan. The committee has authority to grant options under the 1996 Plan to all eligible employees of the Company, including officers and directors of the Company who are also employees.

Unless sooner terminated by action of the Board, the 1996 Plan will terminate on February 28, 2007 and no options may thereafter be granted under the 1996 Plan. The 1996 Plan may be amended, altered or discontinued by the Board without the approval of the shareholders, except that the Board does not have the power of authority to increase the maximum number of shares for which options may be granted under the 1996 Plan (except for certain adjustments) either in the aggregate or as to any individual employee; change the minimum purchase prices which may be established under the 1996 Plan (except for certain adjustments); extend the period or periods during which options may be granted or exercised; change the provisions relating to the determination of employees to whom options shall be granted and the number of shares to be covered by such options or change the provisions relating to adjustments to be made upon changes in capitalization. However, the Stock Option Committee may make appropriate adjustments in the number of shares covered by the 1996 Plan and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization, and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or the like, of or by the Company.

Options will be granted only to persons who are key employees of the Company which include directors, officers, supervisory personnel, as well as other employees of the Company or a subsidiary corporation of the Company as determined by the Stock Option Committee. The number of other key employees who might be eligible is not determinable at this time. Options may be granted to persons to whom options have previously been granted under the 1987 and 1992 Plans. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which options under the 1996 Plan are exercisable for the first time by a grantee of an option during any calendar year shall not exceed $100,000. Other than this restriction, there is no restriction in the 1996 Plan on the maximum or minimum number of shares of Common Stock covered by options that may be granted to any person or that may be made purchasable by exercise by any person at any time.

Unless, as otherwise provided in the 1996 Plan, the option holder's employment terminates as a result of death, disability or retirement; or is terminated for cause, all rights to exercise options terminate 90 days from the date the option holder ceases to be an employee of the Company or a subsidiary of the Company.

Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by him. The 1996 Plan provides that, if an option holder dies while in the Company's employment, any unexercisable options may be exercised by the employee's executor, administrator, heir or devisee within one year following the employee's death, without regard to any limitation imposed on the number of shares then subject to exercise. If an option expires or terminates before it is exercised in full by reason of the death or severance of employment of optionee, the surrender of the option, or any other cause, the shares of stock allocable to the unexercised portion of such option become available for the granting of new options.

A person may exercise his options by giving written notice to the Company specifying the number of shares to be purchased and delivering to the Company payment of the full purchase price in cash, certified bank check, shares of the Company's Common Stock, or any combination of the forms of payment mentioned.

Tax Status of Options

ISOs. ISOs granted under the 1996 Plan are intended to qualify under Section 422A of the Internal Revenue Code, as amended, for incentive stock option treatment. To receive incentive stock option treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been continuously employed by the Company from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option. Any gains upon sale of the stock will be capital gain. The employee's gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If the two-year and one-year holding requirements are not met, but all other requirements are met, the employee will recognize, at the time of disposition of the stock, ordinary income in an amount equal to the difference between the exercise price and the lower of (i) the fair market value of the stock subject to the option on the date of exercise or (ii) the amount realized by the employee on the disposition of the stock; provided that, for (ii) to be applicable, the disposition must be a transaction with respect to which a loss, if sustained, would be recognized. If the amount realized on the disposition of the stock exceeds the fair market value of the stock subject to the option on the date of exercise, the excess will be either long-term or short-term capital gain depending on the employee's holding period for such stock.

The Company will not be entitled to any tax deduction with respect to the grant or exercise of an incentive stock option unless there is a disposition of the stock before the holding periods are satisfied. In such event, the Company would be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

NQSOs. An NQSO granted under the 1996 Plan is taxed in accordance with Section 83 of the Internal Revenue Code and the regulations thereunder. The following is a discussion of the general rules which are applicable to holders of such NQSOs and to the Company for federal income tax purposes under existing law, and is based upon the assumptions that (i) the NQSOs do not have a readily ascertainable fair market value at the date of grant and (ii) the Common Stock acquired by exercising an NQSO is either transferable or not subject to a substantial risk of forfeiture (as defined in regulations under Section 83 of the Code).

The holder of an NQSO will not realize any taxable income upon the grant of the NQSO, and the Company is not allowed a business expense deduction by reason of such grant. The option holder will recognize ordinary compensation income at the time of exercise of an NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. When an option holder sells shares which are acquired pursuant to an NQSO, the option holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the option holder's basis in the shares. If an option holder holds the shares for longer than one year, the gain or loss will be a long-term capital gain or loss. In general, the Company will be entitled to a business expense tax deduction in an amount equal to the compensation income which is recognized by the option holder at the time of the exercise of the option. The Company will be entitled to take this deduction in the year in which compensation income is recognized by the option holder.

Other Incentive Stock Option Plans of the Company

1992 Stock Option Plan. On December 18, 1991, the Board of Directors adopted the 1992 Non-statutory Stock Option Plan (the "1992 Plan") under which options may be granted to key management employees of the Company, which include officers and directors of the Company who are also employees. The 1992 Plan is intended to encourage stock ownership by key management employees of the Company and its subsidiaries, to provide additional incentive for such employees to expand and improve the profitability of the Company and to attract and retain key personnel.

The 1992 Plan provided for the issuance of up to 172,500 shares of common stock, all of which had been granted as of December 31, 1995. The Stock Option Committee of the Board of Directors administers and interprets the 1992 Plan. Options are granted on such terms and prices as determined by the Committee in its sole discretion; provided, however, that the per share exercise price of the options granted may not be less than the fair market value of the Common Stock on the date of grant. Options were exercisable after six months had elapsed from date of grant.

As of the date of this Proxy Statement, options to purchase an aggregate of 119,295 shares of Common Stock are outstanding under the 1992 Plan exercisable at an average exercise price of $2.92 per share. Options granted to officers include 49,500 shares to each of Alfred A. Schroeder and George F. Schroeder, 6,600 shares to James
R. Sprinkle and 9,900 shares to Samuel Durham, all of whom are executive officers of the Company. No options under this plan were exercised during 1995.

1987 Stock Option Plan. On April 14, 1987, the Board of Directors adopted and on May 29, 1987, the Shareholders approved the 1987 Stock Option Plan (the "1987 Plan") under which options may be granted to key employees of the Company, which include officers and directors of the Company who are also employees, supervisory personnel and other employees of the Company or a subsidiary corporation of the Company. The 1987 Plan is intended to advance the interests of the Company by providing officers and other key employees who have substantial responsibility for the direction and management of the Company with additional incentive and increase their proprietary interest in the success of the Company. The 1987 Plan provides for the issuance of up to 150,000 shares of common stock, and options granted thereunder are exercisable in incremental amounts up to five years from date of grant. Shares by reason of the expiration of an option that are no longer subject to purchase pursuant to an option granted under the 1987 Plan may be issued in connection with new options granted thereunder. All options granted under the 1987 Plan are intended to qualify under Section 422A of the Internal Revenue Code, as amended, for incentive stock option treatment.

The Stock Option Committee of the Board of Directors administers and interprets the 1987 Plan. Options are granted on such terms and prices as determined by the "Committee" in its sole discretion; provided, however, that the per share exercise price of the options granted to less than 10% shareholders may not be less than the fair market value of the Common Stock on the date of grant. The exercise price of options granted to 10% shareholders may not be less than 110% of the fair market value of the Common stock on the date of grant. Unless sooner terminated by action of the Board of Directors, the 1987 Plan will be terminated on April 13, 1997 and no options may thereafter be granted under the 1987 Plan. The 1987 Plan may be amended, altered or discontinued by the Board without the approval of the shareholders, except that the Board does not have the power of authority to increase the maximum number of shares for which options may be granted under the 1987 Plan (except for certain adjustments) either in the aggregate or as to any individual employee, to change the minimum purchase prices that may be established under the 1987 Plan (except for certain adjustments), to extend the period or periods that options may be granted or exercised, to change the provisions relating to the termination of employees to whom options are granted and the number of shares to be covered by such options or to change the provisions relating to adjustments to be made upon changes in capitalization.

Each option is exercisable after the period or periods specified in the option agreement but no option is exercisable after the expiration of ten years from date of grant. Options are not transferable other than by will or the laws of descent and distribution without the consent of the Board. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which options under the 1987 Plan are exercisable for the first time by a grantee of an option in any calendar year shall not exceed $100,000. Other than this restriction, there is no restriction in the 1987 Plan on the maximum or minimum number of shares of Common Stock covered by options that may be granted to any person or that may be made purchasable by exercise by any person at any time.

As of the date of this Proxy Statement, options to purchase 121,932 shares of Common Stock are outstanding under the 1987 Plan exercisable at an average exercise price of $6.87 per share. There are no options available for grant. Options granted to executive officers include 34,050 shares to each of Alfred A. Schroeder and George F. Schroeder, 8,596 shares to John P. Herbots, 6,257 shares to Michael U. Raymondi, 4,500 to Robert W. Abbott, 6,750 shares to James R. Sprinkle and 6,810 shares to Samuel Durham. Options for 10,332 shares under this plan were exercised during 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 22, 1996, regarding the beneficial ownership of common stock of Lancer by each person known by Lancer to own 5% or more of the outstanding shares of each class of Lancer's Common Stock, each director of Lancer and the directors and officers of Lancer as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. The number of shares of shares beneficially owned reflects a three-for-two stock split effective July 1995.


Name of Beneficial                              Number of
Owner and Number                                  Shares       Percent of
of Persons in Group       Title of Class    Beneficially Owned   Class
- ----------------------    --------------    ------------------ ----------
Alfred A.  Schroeder      Common Stock          563,338        13.9
(1)(2)(7)
George F.  Schroeder      Common Stock          627,212        15.5
(1)(3)(7)
John P. Herbots (4)       Common Stock            4,724        *
Walter J. Biegler         Common Stock            3,000        *
Jean M. Braley (1)(5)     Common Stock          222,847        5.5
Michael E. Smith          Common Stock            2,400        *
Robert A. Shuey III       Common Stock              750        *
Samuel Durham (6)         Common Stock           16,860        *
Michael U.  Raymondi(7)   Common Stock            1,251        *
Robert W. Abbott (8)      Common Stock            1,800        *
James R. Sprinkle (9)     Common Stock            3,375        *
GHS Management, Inc.(10)  Common Stock          366,554        9.0
Greenbriar   Partners,
Ltd. (11)                 Common Stock          226,650        5.6
All    directors   and
officers as a group
(fourteen persons)(12)    Common Stock        1,447,556       35.7

*Less than 1%

(1)  The mailing address for Mr. Alfred A. Schroeder, Mr. George  F.
Schroeder  and  Mrs. Jean Braley is 235 West   Turbo,  San  Antonio,
Texas  78216.

(2) Includes 76,740 shares purchasable pursuant to options which are exercisable within the next 60 days, but excludes 89,737 shares held of record by Mr. Alfred A. Schroeder's two adult children

(3) Includes 198,900 shares held of record by trusts for the children of Mr. George F. Schroeder, of which Mr. George F. Schroeder is the trustee, and includes 76,740 shares purchasable pursuant to options which are exercisable within the next 60 days. Excludes 6,750 shares held by Mr. George F. Schroeder's three adult children.

(4) Includes 2,824 shares purchasable pursuant to options which are exercisable within the next 60 days.

(5) Includes 117,920 shares held by the Estate of William V. Braley for which Mrs. Braley serves as sole independent executrix.

(6) Includes 15,348 shares purchasable pursuant to options which are exercisable within the next 60 days.

(7) Includes 1,251 shares purchasable pursuant to options which are exercisable within the next 60 days.

(8) Shares purchasable pursuant to options which are exercisable within the next 60 days.

(9) Shares purchasable pursuant to options which are exercisable within the next 60 days.

(10) GHS Management, Inc. is a Dallas-based investment firm whose mailing address is 8235 Douglas Avenue, Suite 420, Dallas, Texas 75225.

(11) Greenbriar Partners, Ltd. is a Dallas-based investment firm whose mailing address is 1901 N. Akard, Dallas, Texas 75201.

(12) Includes 178,078 shares purchasable pursuant to options which are exercisable within the next 60 days.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company:

Name                       Age             Position with the Company
- ----------------------     ---             ----------------------------------
Alfred A. Schroeder        59              Chairman of the Board
George F. Schroeder        56              President and CEO
John P. Herbots            48              Vice President Finance &
                                           Administration and CFO
Charles W. Thomas          42              Vice President Marketing
Robert W. Abbott           57              Vice President International  Sales
Jose A. Canales, Jr.       50              Vice  President Latin American Sales
James R. Sprinkle          49              Vice President Domestic Sales
Samuel Durham              47              Vice President Engineering
Michael U. Raymondi        48              Vice President Operations

Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. George F. Schroeder is a co-founder of the Company and has served as Chief Executive Officer, President and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. John P. Herbots joined the Company as Vice President of Finance and Administration in February 1995. On August 7, 1995, Mr. Herbots was appointed Chief Financial Officer, Treasurer and Secretary. Prior to joining Lancer, Mr. Herbots was Executive Vice President of MK Rail Corporation and from 1990 until 1992, served as Vice President and Chief Financial Officer for Morrison Knudsen Corporation's Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation for one year, of Lancer Corporation for one year and of Fairchild Aircraft Corporation for four years. Mr. Herbots was elected to the Board of Directors in May 1995.

Mr. Charles W. Thomas joined the Company as Vice President of Marketing on February 12, 1996. Prior to joining Lancer, Mr. Thomas was employed, since 1981, by Coca-Cola Foods, a Division of The Coca-Cola Company. While at Coca-Cola Foods, Mr. Thomas held positions as Director of Marketing, Director of Field Sales and Director of Technical Development.

Mr. Robert W. Abbott has been employed by the Company since 1974. Mr. Abbott is primarily responsible for the sale of Lancer products outside the United States and Latin America and has held the position of Vice President International Sales since 1976. Prior to his employment with Lancer, Mr. Abbott was employed by The Coca-Cola Company.

Mr. Jose A. Canales, Jr., joined the Company as Vice President Latin American Sales in August 1995. Prior to joining Lancer, Mr. Canales was the International Sales Manager for Pioneer Flour Mills in San Antonio. From 1982 to 1993 he held various management positions within the Latin American steel industry with Trade Arbed of
Luxembourg, Fundidora in Mexico and Huntco Steel in the United States. From 1972 to 1982, he represented W.W. Grainger in Mexico and Latin America.

Mr. James R. Sprinkle joined the Company in April 1984 as Director of National Accounts. Mr. Sprinkle assumed the responsibilities of Vice President Domestic Sales in May 1993. Prior to his employment with Lancer, Mr. Sprinkle was employed by The Coca-Cola Company.

Mr. Samuel Durham joined the Company in June 1979 and has held the position of Vice President Engineering since May 1993. He is primarily responsible for coordinating new product design through its introduction into the market and works directly with the engineering department of the Company's largest customer. Before joining the Company, Mr. Durham was employed by Polyvend, a manufacturer of vending equipment.

Mr. Michael U. Raymondi joined the Company as Vice President of Operations in August 1994. Prior to joining Lancer, Mr. Raymondi was employed by Minnesota Rubber, a rubber and plastics products company, as General Manager for three years. Prior to that, Mr. Raymondi was employed by National O-Ring as Plant Manager for five years.

COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

The Company believes that compensation of its executive officers and others should be directly and materially linked to operating performance. For fiscal 1995, the executive compensation program consisted  of  base  salary  and  a  bonus  plan  based  on  Company profitability and individual performance. The compensation levels of all executives were based primarily on achievement of a 20% increase in earnings per share over 1994 in addition to qualitative goals set at the beginning of the period.

Compensation and Stock Option Committees' Report

The Compensation and the Stock Option Committees (the "Committees") of the Board of Directors, which usually meet once a year, determine the Company's executive compensation. An incentive bonus pool and awards to be made under stock option plans at the end of the ensuing year are approved at the Committees' meeting in the first quarter with respect to that fiscal year. Compensation for a newly-hired executive may be established by the Committees at a special meeting.

The  Committees  believe  that compensation  of  the  Company's  key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. They also believe that compensation should be directly and materially linked to operating performance and the extent to which cash for growth is generated by operations instead of debt. As a result, the Company places special emphasis on long and short-term performance goals as measured by improvements in net earnings and operating cash flow. During 1995, net income increased to $4,091,117 from $2,950,554 the previous year and cash provided by operations was $7,126,648 in 1995 compared to cash used in operations of $904,689 in 1994. The Company's performance goals were set in part by an evaluation of its level of operational complexity and competitive environment. Special awards are contemplated to compensate for the achievement of superior goals in specific departments, such as research and development, production and sales.

During 1995, executive compensation included, in addition to a base salary, a cash bonus based on the achievement of 31% earnings per share growth compared to targeted growth of 20% as set forth at the beginning of the year. Based on available data, the Committees believe the base salaries and cash bonuses of its executives were set below the levels of comparable companies as measured by market capitalization.

During 1995, Mr. George F. Schroeder, the Company's CEO, received a base salary of $199,992 and a bonus of $25,000 as determined by the Compensation Committee and approved by the Board of Directors. As a co-founder of the Company, Mr. George F. Schroeder provides the entrepreneurial drive, strategic focus and long-term experience necessary to effectively lead a complex manufacturing company with a worldwide presence. Although, as noted above, executive compensation was primarily contingent on a specific earnings per share growth objective, Mr. Schroeder's performance was also measured based on a subjective evaluation of his success at building a strong management team and aggressively pursuing new areas for growth.

The 1995 fiscal year was a good year for the Company, as reflected by the growth in earnings per share and a 14% increase in the year-end stock price after adjusting for a three-for-two stock split effective July 1995. These factors will be taken into consideration in determining future stock bonus and short-term cash awards.

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Since the vesting of options under the 1992 Plan and the 1987 Plan is not subject to the attainment of performance objectives, it is possible that awards to named executive officers under either of these Plans, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m). However, based upon the current and anticipated levels of executive compensation and outstanding and anticipated stock options under the 1992 Plan and 1987 Plan, it is not anticipated that any executive compensation will in the foreseeable future become subject to the limitations imposed by
Section 162(m). Therefore, the Committee has determined not to make any changes to the Company's executive compensation programs at this time, but will continue to review and assess the impact of this tax legislation on future executive compensation and determine what action, if any, may be appropriate.

Compensation and Stock Option Committees

Walter J. Biegler, Chairman
Robert A. Shuey, III
Michael E. Smith

Compensation of Directors

Directors  who  are  also  employees  of  the  Company  receive   no
compensation  for  serving as a director.   Directors  who  are  not
employees of the Company receive an annual fee of $8,000.

Compensation Committee Interlocks and Insider Participation

Mr. Michael E. Smith is a member of the Company's Compensation and Stock Option Committees. Mr. Smith is a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc. In 1995, the Company paid approximately $313,000 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc.

Summary Compensation Table

The following table sets forth the compensation paid or to be paid by the Company to the Chairman of the Board, the Chief Executive Officer, and the named executive officers for services rendered in all capacities for the years ended December 31, 1995, 1994 and 1993.

                                                            Long
                                                            Term
                                                        Compensation
                                Annual Compensation        Awards
                             --------------------------   ----------
                                               Other      Securities
                                                Annual    Underlying  All Other
                              Salary   Bonus Compensation  Options  Compensation
                                                 (1)          (2)      (3)
Name/Title            Year     ($)      ($)      ($)          (#)      ($)
- --------------        ----    -----    ------- ------      ------   --------
Alfred A. Schroeder   1995    199,992  46,462   4,500       -           60,311
Chairman of the       1994    101,296  65,000   3,679       -           52,005
Board                 1993    101,296  35,000   2,689       34,050      16,680

George F. Schroeder   1995    199,992  25,000   4,500       -           32,436
President & CEO       1994    101,296  65,000   3,679       -           33,197
                      1993    101,296  35,000   2,689       34,050      13,386

Samuel Durham         1995    111,821   4,795   3,500       -            1,267
Vice President        1994     91,254  26,886   2,898       -            2,179
Engineering           1993     88,463  20,000   2,140        6,810       1,964

Michael U. Raymondi   1995     95,014  15,630    -           1,757         249
Vice President        1994     40,198   7,626    -           4,500       2,649
Operations             (4)

Robert W. Abbott      1995     99,278   8,332    3,000       -           2,260
Vice President        1994     89,728  13,514    2,532       4,500       2,393
International Sales   1993     88,504   8,000    1,904       -           2,350

James R. Sprinkle     1995     93,000   6,818    3,000       -             807
Vice President        1994     86,190  16,504    2,519       -           1,533
Domestic Sales        1993     83,574  10,000   49,756       6,750       1,391


(1) These amounts reflect Company contributions to its profit sharing plan for the benefit of the named officers for the years indicated. In addition, in 1993, the amount included taxable income of $47,909 from the exercise of non-statutory stock options by Mr. James R. Sprinkle.

(2)  Adjusted for July 1995 three-for-two stock split.

(3) These amounts include insurance premiums paid for the benefit of the named officers and certain other taxable fringe benefits.

(4)  Michael U. Raymondi joined the Company August 1, 1994.

Options Grants During the 1995 Fiscal Year

The following table discloses, for Mr. John P. Herbots, Vice President Finance & Administration and Chief Financial Officer, and Mr. Michael U. Raymondi, Vice President Operations, information on Common Stock options of the Company ("Options") granted during the 1995 fiscal year. There are no other named executive officers who received options during 1995.


               Individual Grants                     Option Value
               ----------------------------------------------------------
                                               Potential Realizable Value
                                               at Assumed Annual Rates of
                                               Stock Price Appreciation
                                               for Option Term
                                               --------------------------
                          Number of
                          Securities
                  Options Underlying Exercise
                  Granted Options     Price  Expiration  0%     5%       10%
Name/Title        (#)(1)  Granted     ($/Sh)    Date     ($)    (2)      (2)
- ----------------  ------  -------    ------- ---------- ---- --------- --------
John P. Herbots   5,520   5,520      $11.09   3/8/2000    0    $16,913  $36,373
Vice President    1,756   1,756      $14.13   8/8/2000    0    $ 6,859  $15,157
Finance &
Administration
and Chief
Financial Officer

Michael U.Raymondi 1,757  1,757      $14.13   8/8/2000    0    $ 6,859  $15,157
Vice President
Operations

(1)   The  5,520  options granted to Mr. John  P.  Herbots  are  40%
  vested, the 1,756 options granted to him and the 1,757 options granted to Mr. Michael U. Raymondi are 20% vested, and all are exercisable to the extent vested. The options are not transferable, other than by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

(2) The information in these columns illustrates the value that might be realized upon exercise of the options granted during fiscal year 1995 assuming the specified compound rates of appreciation of the Company's Common Stock over the term of the options. The potential realizable value columns of the foregoing table do not take into account certain provisions of the options providing for termination of the option following termination of employment or nontransferability.

Options  Exercised During the 1995 Fiscal Year and Fiscal  Year  End
Option Values

The following table discloses, for the Chairman of the Board, the Chief Executive Officer, and the named executive officers information concerning options exercised during the fiscal year ended December 31, 1995, and the number and value of the options held at the end of fiscal year 1995 based upon the closing price of $14.00 per share of Common Stock on December 31, 1995.

                                           Number of          Value of
                                           Securities         Unexercised
                                           Underlying         In-the Money
                                           Unexercised        Options
                       Shares              Options at FY-End  at FY-End
                      Acquired     Value   Exercisable/       Exercisable/
Name/Title           on Exercise  Realized Unexercisable      Unexercisable
- -------------------- -----------  -------- -----------------  -------------
Alfred A. Schroeder  0            0        76,740/            $769,921/
Chairman of the                             6,810              $55,365
Board

George F. Schroeder  0            0         76,740/           $769,921/
President & CEO                              6,810             $55,365

John P. Herbots      0            0          2,559/             $6,380/
Vice President                               4,717              $9,455
Finance &
Administraton
and Chief
Financial
Officer

Samuel Durham        0             0        15,348/            $156,926/
Vice President                               1,362              $11,809
Engineering

Michael U. Raymondi  0             0         2,151/              $5,048/
Vice President                               4,106               $7,458
Operations

Robert W. Abbott     0             0         1,800/              $5,094/
Vice President                               2,700               $7,641
International
Sales

James R. Sprinkle    4,050         $42,201    1,350/             $11,705/
Vice President                                1,350              $11,705
Domestic Sales


Long-Term Incentive Plans and Pension Plan

The Company has no Long-Term Incentive Plans or a Pension Plan and has therefore omitted these tables from the Proxy Statement.

Company Performance

The performance graph shows a comparison of cumulative total returns for the Company, the Dow Jones Industrial Average and the Dow Jones Electrical Components and Equipment ("ECE") Index for the five-year period ended December 31, 1995, and represents the data provided below.

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each year for the Company, the Dow Jones Industrial Average and the Dow Jones Electrical Components and Equipment ("ECE") Index is based on the stock price or composite index on December 31 of each year presented. The comparison assumes that $100 was invested in the Company's Common Stock and in each of the other two indices.

                   1990    1991    1992   1993    1994    1995
                   ----    ----    ----   ----    ----    ----
Lancer             100     106     179    342     445     509
Corporation
Dow Jones          100     124     133    156     164     224
Industrial
Dow Jones          100     126     126    137     143     187
Peer Group

Profit Sharing Plan

In 1991 the Company restated the non-contributory profit sharing plan it originally adopted in 1985 to comply with changes in the law. The amount of annual contributions is at the discretion of the Board of Directors but may not exceed an amount equal to fifteen percent of the compensation paid or accrued during the year to all participating employees. Substantially all United States employees are eligible to participate. The Company's consolidated statements of income for the years ended December 31, 1995, 1994, and 1993 include provisions of $359,000, $270,000 and $185,000 respectively, attributable to the plan.




Certain Transactions

Michael E. Smith, a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc., has been the Company's insurance broker since 1981. The Company paid approximately $313,000 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc. in 1995 for which Mr. Smith's services were used in connection therewith.

Lancer Properties is a Texas general partnership that owns the land and building at 235 West Turbo in San Antonio, Texas where the Company's administrative facilities and a portion of its production operations are located. Lancer Properties leased the premises to the Company for a term of 21 years beginning June 1, 1977 at a rental of $6,600 per month. The Company also leases adjoining operating facilities at 257R West Turbo, from Lancer Properties on a month-to-month basis for $800 per month. The Company pays all maintenance expenses, property taxes, assessments and insurance premiums on these facilities. In conjunction with a debt refinancing in 1992, the Company advanced $220,000 to this partnership. Repayment of this advance will be made through a reduction of lease payments otherwise due between the Company and the partnership and includes an interest charge at a rate of 9.25%. Included in other assets and prepaid expenses in the Company's consolidated balance sheet at December 31, 1995 is $61,000 remaining due from the partnership for this advance. Improvements to these properties paid by the Company are recorded as an offset against the lease payments. Alfred A. Schroeder, George F. Schroeder and Jean M. Braley, all of whom were directors of the Company during 1995, own 13.33%, 13.33% and 15%, respectively, of Lancer Properties. The Estate of William
V. Braley, for which Mrs. Braley serves as sole independent executrix, also holds a 15% interest in the partnership.

As of December 31, 1995, Alfred A. Schroeder and George F. Schroeder were indebted to the Company for approximately $240,000 for cash advances received from the company prior to, and during 1995. The obligation to repay this indebtedness is evidenced by promissory notes due on or before December 31, 1999, and payable to the company in four equal annual installments, beginning on or before December 31, 1996, together with interest at the rate of 6% per annum.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and American Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1995 each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by Section 16(a), except for two late filings by Mrs. Jean M. Braley pursuant to stock transactions involving a total of 3,800 shares, and one late filing each for Mr. Michael U. Raymondi, Mr. Samuel Durham and Mr. James R. Sprinkle pursuant to stock transactions involving a total of 9,827 shares.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1997 Annual Meeting of Shareholders, such proposals must be received by the Company no later than December 26, 1996. Such proposals should be directed to Lancer Corporation, 235 W. Turbo, San Antonio, Texas 78216, Attn:
Shareholder Relations.

OTHER BUSINESS

The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.


MISCELLANEOUS

The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Georgeson & Company Inc., New York, New York, will distribute proxy soliciting material to brokers, banks, and institutional holders and will request such parties to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson & Company Inc. a minimum fee of $600, not to exceed $1,500, covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material.

The  Company's Annual Report to Shareholders for the fiscal  year
ended  December  31, 1995 accompanies this Proxy statement.   The
Annual Report is not deemed to be part of this Proxy Statement.

By order of the Board of Directors

/s/  John P. Herbots

John P. Herbots
Secretary

San Antonio, Texas
April 22, 1996
LANCER CORPORATION

       1996 ANNUAL MEETING OF SHAREHOLDERS - MAY 23, 1996

   This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder of LANCER CORPORATION, a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 22, 1996 and hereby appoints George F. Schroeder and Alfred A. Schroeder or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Shareholders of Lancer Corporation to be held May 23, 1996 at 9:30 a.m., local time, at Sheraton-Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, FOR the ratification of the appointment of KPMG Peat Marwick as independent auditors, FOR approval of the Company's 1996 Stock Incentive Plan, and as said proxies deem advisable on such other matters as may come before the meeting.

                         (Continued, and to be signed and dated,
on the reverse side.)

                              LANCER CORPORATION
                              PO BOX 11214
                              NEW YORK, NY  10203-0214


1.  ELECTION OF DIRECTORS

/ / FOR all nominees listed below  / / WITHHOLD AUTHORITY to vote
/ / EXCEPTIONS
                       for all nominees listed below

   Nominees:  Alfred A. Schroeder; George F. Schroeder; Walter
   J. Biegler; Jean M. Braley; Robert A. Shuey, III; Michael E.
   Smith; John P. Herbots
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)


2.  PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP
AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING
DECEMBER 31, 1996
/ / FOR   / /  AGAINST   / / ABSTAIN


3.  PROPOSAL TO APPROVE THE 1996 STOCK INCENTIVE PLAN
/ / FOR   / /  AGAINST   / / ABSTAIN


Address Change and/or Comments Mark Here / /

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants both should sign.)

Dated   --------------, 1996


- -------------------------------
Signature

- -------------------------------
Signature


Votes MUST be indicated (x) in Black or Blue ink.
Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope